Exhibit 99.1

Actinium Pharmaceuticals Appoints Accomplished Biopharma Industry Executive June Almenoff, M.D., Ph.D. to its Board of Directors

-	Dr. Almenoff brings more than 25 years of drug development and leadership experience to the Actinium Board of Directors

-	Dr. Almenoff to join Actinium’s Nominating and Corporate Governance Committee

NEW YORK, NY – November 04, 2024 – Actinium Pharmaceuticals, Inc. (NYSE AMERICAN: ATNM) (Actinium or the Company), a leader in the development of Antibody Radiation Conjugates (ARCs) and other targeted radiotherapies, today announced the appointment of June Almenoff, M.D., Ph.D. to its Board of Directors. Dr. Almenoff is an accomplished biopharma executive with over 25 years of senior leadership and drug development experience. She currently serves as a Board Director and advisor to numerous biopharma companies.

Sandesh Seth, Actinium’s Chairman and CEO, stated, “Through her career, June has amassed significant experience in translational research, drug development and business development that has resulted in multiple approved products and value creation. Her experience will be invaluable to Actinium and we are delighted to add Dr. Almenoff to the Actinium Board.”

Dr. Almenoff served as President and Chief Medical Officer of Furiex Pharmaceuticals, which was acquired by Actavis plc (now AbbVie) for $1.2B. Furiex developed eluxadoline (Viberzi®), which was approved both in the United States and Europe. She also served as Chief Medical Officer of RedHill Biopharma Ltd (Nasdaq: RDHL) leading a team whose work led to the recognition of Talicia® as a first-line therapy for H. pylori. Earlier in her career, Dr. Almenoff was at GlaxoSmithKline (GSK) for 12 years, where she held various positions of increasing responsibility. She was a Vice President in the Clinical Safety Organization, chaired a PhRMA-FDA working group, and worked in the area of scientific licensing. She also led the development of pioneering data analytics systems, which have been widely adopted by industry and regulators to minimize clinical risk for pharmaceutical products.

Dr. Almenoff has strong expertise in translational medicine, clinical development, commercial strategy, and business development across many therapeutic areas, and has led or contributed to numerous regulatory submissions, product approvals and launches. She is a member of the investment advisory board of the Harrington Discovery Institute, a director on the board of Avalo Therapeutics, Inc. (Nasdaq: AVTX) and Tenax Therapeutics (Nasdaq: TENX).

Dr. Almenoff added, “Targeted radiotherapy has become an important treatment option for patients in multiple oncology indications, which I believe will only continue to expand. I am impressed by Actinium’s innovative R&D, clinical development experience and capabilities, as well as its proprietary Actinium-225 manufacturing technology. Collectively, Actinium has the vision and components to become a leading fully integrated specialty radiopharmaceutical company. I am excited to join the Actinium Board and look forward to working to help the company realize its vision and create value for patients and shareholders alike.”

Dr. Almenoff received her B.A. cum laude from Smith College and graduated with Alpha Omega Alpha honors from the M.D.-Ph.D. program at the Icahn (Mt. Sinai) School of Medicine. She completed post-graduate medical training at Stanford University Medical Center and served on the faculty of Duke University School of Medicine. She is an adjunct professor at Duke, a Fellow of the American College of Physicians (FACP) and has authored over 70 publications.

About Actinium Pharmaceuticals, Inc.

Actinium develops Antibody Radiation Conjugates ("ARCs") and other targeted radiotherapies intended to meaningfully improve outcomes for people who have failed existing oncology therapies. Iomab-B is an induction and conditioning agent prior to bone marrow transplant in patients with relapsed and refractory acute myeloid leukemia ("r/r AML"), which Actinium is seeking a potential strategic partner for in the U.S. The company continues to advance its development for product candidate Actimab-A, a therapeutic agent that has demonstrated potential activity in r/r AML patients. In addition, Actinium is engaged with the National Cancer Institute ("NCI") under the Cooperative Research and Development Agreement ("CRADA") for development of Actimab-A in AML and other myeloid malignancies. Iomab-ACT, Actinium's next generation conditioning candidate, is being developed with the goal of improving patient access and outcomes for potentially curative cell and gene therapies. In addition, the company's R&D efforts are primarily focused on advancing several preclinical programs for solid tumor indications. Actinium holds more than 235 patents and patent applications including several patents related to the manufacture of the isotope Ac-225 in a cyclotron.

For more information, please visit: https://www.actiniumpharma.com/

Forward-Looking Statements

This press release may contain projections or other "forward-looking statements" within the meaning of the "safe-harbor" provisions of the private securities litigation reform act of 1995 regarding future events or the future financial performance of the Company which the Company undertakes no obligation to update. These statements are based on management's current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with preliminary study results varying from final results, estimates of potential markets for drugs under development, clinical trials, actions by the FDA and other governmental agencies, regulatory clearances, responses to regulatory matters, the market demand for and acceptance of Actinium's products and services, performance of clinical research organizations and other risks detailed from time to time in Actinium's filings with the Securities and Exchange Commission (the "SEC"), including without limitation its most recent annual report on form 10-K, subsequent quarterly reports on Forms 10-Q and Forms 8-K, each as amended and supplemented from time to time.

Investors:

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